Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS PROVIDES GUIDANCE FOR 2005

New York, New York, November 29, 2004 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced its guidance for 2005.  Management is projecting net sales of approximately $280 million, representing a 23% increase compared with 2004's estimated net sales of $228 million.  The primary reasons for the top line growth are:

  The continued successful roll-out of Burberry Brit for men, as well as continued gains for all Burberry fragrances;
  The continued geographic roll-out of Paul Smith London;
  The launch of new fragrance families for Celine in the spring, Christian Lacroix in the summer and Lanvin in the fall; and,
  The full year contribution by Lanvin fragrances, which was acquired on July 1, 2004.

Net income for 2005 is expected to approximate $15.8 million or $.77 per diluted share, equal to management's 2004 guidance.  The 2005 projection reflects the increased Burberry royalty rate that went into effect on July 1, 2004, as well as the increased advertising and promotional expenditures that are required commencing January 1, 2005.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums, noted, "To provide optimal support to the Burberry brand in light of its size and importance, and to comply with the terms of the new license agreement, we have implemented certain organizational changes to take effect on January 1, 2005."

These include:

  A dedicated Burberry product development, marketing and distribution division;
  A predominantly media driven advertising and marketing strategy; and,
  A redesigned cost sharing initiative with distributors.

Mr. Madar went on to say, "We are also seeking better pricing arrangements with our suppliers and, beginning in 2006, we plan to establish joint ventures or Company-owned distribution subsidiaries in several key markets which we have identified.  The potential of the brands in our portfolio, together with the organizational changes to be implemented, are expected to provide a basis for sustained growth in sales and earnings in the years ahead."

Mr. Madar also noted, "In the coming year, we plan to explore acquisition opportunities and take the initial steps to expand our cosmetics business utilizing our portfolio of brands."

All figures provided assume the dollar remains at current levels.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass-market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com www.theequitygroup.com